Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports 3rd Quarter 2006 Revenues and Earnings
PHOENIX, July 26, 2006 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced third quarter after tax earnings of $10.9 million on operating revenues of $339.0 million. Total operating revenues for the third quarter of 2006 increased $40.5 million, or 13.6%, primarily as a result of the year-over-year increase in our reimbursed fuel expenses. Under our revenue guarantee code-share agreements, certain expenses such as fuel are a direct pass thru to our partners. As a result, any increase in the unit cost of these expenses result in a corresponding increase in revenues. Net income and earnings per share for the third quarter were $10.9 million and 25 cents per share on a diluted basis (all net income amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $17.1 million and 40 cents per share for the same period of fiscal 2005. Pro forma net income for the quarter was $11.5 million, or 26 cents per share. Pro forma net income excluded net investment losses of $0.6 million (after tax). This compares to pro forma net income of $16.5 million, or 39 cents per share for the comparable period of fiscal 2005. Included in the June 2006 quarter was a $9.7 million US Airways bankruptcy settlement ($13.1 million total gain of which $3.4 million is included in general and administrative expenses as a recovery of a prior bad debt). Offsetting this gain were more than $7.8 million in additional expenses and $2.4 in reduced revenue due to the transition of 59 50-seat regional jets from US Airways to Delta Air Lines and United Airlines. In addition, severe weather on the East Coast during June impacted our overall completion rate, reducing revenue by almost $2.0 million.
Total Available Seat Miles (ASMs) for the third quarter of 2006 decreased 2.7% from the third quarter of 2005, primarily as a result of transitioning aircraft out of the former US Airways system and into the Delta Connection system, as well as the impact of June’s severe weather. Specifically, due to the US Airways transition, ASMs for our 50-seat regional jets decreased 7.9% from the third quarter of 2005 and ASMs for all other aircraft increased 1.7%. The number of regional jets flown increased from 142 jets as of June 30, 2005 to 149 as of June 30, 2006. At June 30, 2006, Mesa’s fleet of regional jets was comprised of 96 50-seat regional jets, 15 70-seat regional jets and 38 86-seat regional jets (56 at America West, 62 at United, 26 at Delta and five flying independently as go! in Hawaii). In addition to its regional jet fleet, Mesa operated 36 turboprops, including 16 37-seat DH8-200s (six at America West and ten at United) and 20 19-seat B1900s (six at Mesa independent and 14 at US Airways). Beginning in July, Mesa will add an additional twelve 37-seat DH8-100s over the next three months to support Delta’s expanding operations at its New York-JFK hub.
As of June 30, 2006, the Company’s cash, marketable securities and debt investments were approximately $269.7 million, which includes $11.7 million of restricted cash.

On June 9th, Mesa launched its independent, inter-island Hawaii service under the brand name go!, with 3 aircraft and doubled our schedule on June 30th when we added 2 additional aircraft. go! has been exceptionally well received by the local market and has performed above expectations. With the anticipated introduction of larger regional jets, currently planned for late 2007, we believe go! can operate profitably at today’s fare structure. For the period of June 9 through 30, go! had an overall completion factor of 100%, an on time arrival rate of 88.9%, and a load factor of 82.5%.
The Company also completed the transition of its 59 regional jets out of the US Airways operations into operation with United and Delta by placing 30 into revenue service with United (net of 3 lease returns) and 26 into revenue service with Delta. Mesa is contractually committed to placing an additional four 50-seat regional jets into operation with Delta and expects to do such during the first quarter of fiscal 2007.
“Given the additional expenses and loss of revenue as a result of the difficult operating environment due to weather and air traffic control issues on the East Coast, US Airways transition expenses and Hawaii startup, we are satisfied with these results and particularly pleased with the results of go!,” said Jonathan Ornstein, Mesa Air Group’s Chairman and Chief Executive Officer. “With the transition of our 59 regional jets out of US Airways now complete, we can concentrate on providing our partners with the best possible product at the lowest cost and continue to seek out new expansion opportunities. While our focus remains domestic, given our experience with go! we believe we can operate a remote operation cost effectively and reliably, allowing us to explore international opportunities. We would like to thank our airline partners for their continued support and our 5,000 dedicated employees.”

Mesa’s operating statistics for the three months ended June 30,

	2006	2005	Change

Passengers	3,901,480	3,492,971		11.7%
Available Seat Miles (000s)	2,288,200	2,352,514		-2.7%
Revenue Passenger Miles (000s)	1,820,001	1,677,974		8.5%
Load Factor %	79.5	71.3	8.2	pts.
Yield (cents)	18.6	17.8		4.5%
Revenue per ASM (cents)	14.8	12.7		16.5%
Operating Cost per ASM (cents) *	13.6	11.1		22.5%
Operating Cost per ASM, excluding fuel expense (cents) *	8.3	7.7		6.5%
Block Hours (000s)	142	148		-4.0%
Average Stage Length (miles)	403	399		1.0%

*	Excluding one-time items
Mesa’s operating statistics for the nine months ended June 30,

	2006	2005	Change

Passengers	10,832,397	9,567,626		13.2%
Available Seat Miles (000s)	6,781,886	6,363,062		6.6%
Revenue Passenger Miles (000s)	5,074,883	4,491,608		13.0%
Load Factor %	74.8	70.6	4.2	pts.
Yield (cents)	19.2	18.4		4.3%
Revenue per ASM (cents)	14.4	13.0		10.8%
Operating Cost per ASM (cents) *	13.1	11.6		12.9%
Operating Cost per ASM, excluding fuel expense (cents) *	8.3	8.2		0.0%
Block Hours (000s)	419	424		-1.2%
Average Stage Length (miles)	404	386		4.7%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,
	2006	2005
Operating revenues:
Passenger	$331,967	$289,782
Freight and other	7,070	8,796

Total operating revenues	339,037	298,578

Operating expenses:
Flight operations	92,927	78,295
Fuel	121,990	81,426
Maintenance	60,849	52,302
Aircraft and traffic servicing	20,883	17,221
Promotion and sales	1,335	961
General and administrative	14,335	20,022
Depreciation and amortization	8,998	11,588
Bankruptcy settlement	(9,742)	—

Total operating expenses	311,575	261,815

Operating income	27,462	36,763

Other income (expense):
Interest expense	(9,415)	(11,555)
Interest income	3,609	784
Other income (expense)	(3,668)	1,778

Total other income (expense)	(9,474)	(8,993)

Income before income taxes	17,988	27,770
Income taxes	7,059	10,635

Net income	$10,929	$17,135

Income per common share:
Basic	$0.30	$0.59
Diluted	$0.25	$0.40

Weighted average shares — basic	36,020	28,830
Weighted average shares — diluted	47,461	46,154

Dilutive interest on convertible debentures included in interest expense (after tax)	$900	$1,524

	Three Months Ended
	June 30,	June 30,
	2006	2005
PRO FORMA (After tax):

Net income	$10,929	$17,135
Investment (income) loss	603	(663)

Pro forma net income	$11,532	$16,472

Pro forma income per common share
Basic	$0.32	$0.57
Diluted	$0.26	$0.39

Weighted average shares — basic	36,020	28,830
Weighted average shares — diluted	47,461	46,154

Dilutive interest on convertible debentures included in interest expense (after tax)	$900	$1,524
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	June 30,	June 30,
	2006	2005
Operating revenues:
Passenger	$953,034	$801,699
Freight and other	21,685	25,498

Total operating revenues	974,719	827,197

Operating expenses:
Flight operations	273,625	236,633
Fuel	329,996	213,734
Maintenance	163,993	147,836
Aircraft and traffic servicing	55,403	51,589
Promotion and sales	2,989	3,121
General and administrative	47,240	51,211
Depreciation and amortization	27,005	30,873
Bankruptcy settlement	(9,742)	—
Impairment and restructuring charges (credits)	—	(1,257)

Total operating expenses	890,509	733,740

Operating income	84,210	93,457

Other income (expense):
Interest expense	(27,710)	(30,490)
Interest income	9,206	1,842
Other income (expense)	(17,995)	3,032

Total other income (expense)	(36,499)	(25,616)

Income before income taxes	47,711	67,841
Income taxes	18,502	25,983

Net income	$29,209	$41,858

Income per common share:
Basic	$0.89	$1.43
Diluted	$0.73	$1.00

Weighted average shares — basic	32,980	29,297
Weighted average shares — diluted	44,710	46,627

Dilutive interest on convertible debentures included in interest expense (after tax)	$3,428	$4,573

	Nine Months Ended
	June 30,	June 30,
	2006	2005
PRO FORMA (After tax):

Net income	$29,209	$41,858
Debt conversion costs	8,034	—
Gain on sale of aircraft	(267)	—
Embraer 120 lease return cost, net	—	1,052
Reversal of Shorts 360 restructuring costs	—	(775)
Settlement of dispute with vendor	—	(617)
Investment (income) loss	1,188	(1,177)

Pro forma net income	$38,164	$40,341

Pro forma income per common share
Basic	$1.16	$1.38
Diluted	$0.93	$0.96

Weighted average shares — basic	32,980	29,297
Weighted average shares — diluted	44,710	46,627

Dilutive interest on convertible debentures included in interest expense (after tax)	$3,428	$4,573
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Mesa’s third quarter results will be discussed in more detail on July 26, 2006 at 9:00 AM PDT (Pacific Daylight Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 188 aircraft with over 1,200 daily system departures to 173 cities, 46 states, the District of Columbia, Canada and Mexico. Mesa operates as US Airways Express, Delta Connection and United Express under contractual agreements with US Airways, Delta Air Lines and United Airlines, respectively, and independently as Mesa Airlines and go! On June 9, 2006, Mesa launched inter-island Hawaiian service as go! (www.iflygo.com). This new operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and generates revenue in excess of $1 billion annually. Mesa is a member of Regional Aviation Association and the Regional Aviation Partners. The Company was named the 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com
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